EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Alleghany Corporation:
     We consent to the incorporation by reference in the registration statement Nos. 333-127309, 333-37237, and 333-76159 on Forms S-8 and Nos. 33-55707, 33-62477, 333-09881, and 333-13971 on Forms S-3 of Alleghany Corporation of our reports dated February 27, 2006, with respect to the consolidated balance sheets of Alleghany Corporation as of December 31, 2005 and 2004, and the related consolidated statements of earnings, changes in common stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, and all related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of Alleghany Corporation

/s/ KPMG LLP

New York, New York
February 27, 2006